Exhibit 9.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 10, 2010 (this “Agreement”), by and between TKH Group N.V., a corporation organized and existing under the laws of the Netherlands (“TKH”), and                                (“Stockholder”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial holder of, and has the sole right to vote and dispose of, the number of issued and outstanding shares of common stock of Optelecom-NKF, Inc. (the “Company”), as set forth opposite the Stockholder’s name on Annex I (the “Shares”).  All Shares owned of record or beneficially by the Stockholder as of the date hereof, together with any Shares that are hereafter issued to or otherwise acquired by such Stockholder prior to the termination of this Agreement (including pursuant to any exercise of stock options or exercise or conversion of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction), and any Shares with respect to which the Stockholder has of the date hereof, or acquires prior to the termination hereof, the right to exercise or direct the vote, whether by proxy or otherwise being hereinafter referred to as the “Subject Shares.”

WHEREAS, concurrently with the execution and delivery of this Agreement, TKH, Ohio Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of TKH (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby, among other things in accordance with the applicable provisions of the Delaware General Corporation Law, Merger Subsidiary will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”) and as a result of the Merger, the Company will become a wholly-owned subsidiary of TKH; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, TKH required that the Stockholder, and in order to induce TKH to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO VOTE

Section 1.01.         Voting of Subject Shares.  The Stockholder agrees that, until the date this Agreement is terminated in accordance with Section 4.03, at any meeting of the stockholders of the Company and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, vote (or cause to be voted) his or her Subject Shares:

(i)            in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)           against the approval of any matter or proposal submitted to the stockholders of the Company for approval, if approval of such agreement would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

(iii)          against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its Subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its Subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

Section 1.02.         Irrevocable Proxies.  In order to secure the performance of the Stockholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 1.01, the Stockholder hereby irrevocably grants a proxy appointing such Persons as TKH designates as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in his or her name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 1.01, in such Person’s discretion, with respect to the Stockholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 4.03.  The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 4.03.  The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 1.02 IS IRREVOCABLE AND COUPLED WITH AN INTEREST.  The Stockholder shall execute and deliver to TKH any proxy cards that such Stockholder receives to vote in favor of the adoption of the Merger Agreement, the Merger or any of the transactions contemplated thereby.

Section 1.03.  Company Breach. For the avoidance of doubt, the Stockholder agrees that, during the term of this Agreement the obligations of the Stockholder specified in Section 1.01 shall not be affected by (i) any change in recommendation with respect to the Merger Agreement of the majority of the Board of Directors of the Company or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants as to itself, himself or herself, to TKH as follows:

Section 2.01.         Authorization; Binding Agreement.  The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby are within its, his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by TKH, this Agreement constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.02.         Non-Contravention.  The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder (or the attorney-in-fact and proxy’s voting of the Stockholder’s Subject Shares pursuant to the proxy contemplated by Section 1.02) will not (1) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Stockholder or its properties and assets, (3) conflict with or violate any organizational document or Law applicable to the Stockholder’s Subject Shares or the Stockholder or pursuant to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.  The Stockholder’s Subject Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

Section 2.03.         Ownership of Subject Shares; Total Shares.  As of the date hereof, the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of his or her Subject Shares.  As of the date hereof, the Stockholder does not own, beneficially or otherwise, any shares of voting stock of the Company other than as set forth opposite the Stockholder’s name in Annex I.  There are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any shares of voting stock of the Company.

Section 2.04.         Voting Power.  The Stockholder has full voting power with respect to his or her Subject Shares, and full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his or her Subject Shares.

Section 2.05.         Reliance by TKH.  The Stockholder understands and acknowledges that TKH is entering into the Merger Agreement and the transactions contemplated therein in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE 3
ADDITIONAL COVENANTS OF THE STOCKHOLDER

Section 3.01.         Transfers.  Except as provided hereunder or under the Merger Agreement, from the date hereof until this Agreement is terminated in accordance with Section 4.03, the Stockholder shall not, directly or indirectly:

(i)            sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Stockholder’s Subject Shares or any interest contained therein; provided, however, that the Stockholder may transfer any part or all of the Stockholder’s Subject Shares to one or more trusts or other estate planning vehicles formed primarily for the benefit of the Stockholder and/or any one or more members of the Stockholder’s family so long as such transferee executes and delivers to the Secretary of TKH a joinder to this Agreement, pursuant to which such transferee shall accept and adopt the terms of this Agreement as if such transferee is a Stockholder hereunder;

(ii)           grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to the Stockholder’s Subject Shares, other than this Agreement; nor

(iii)          enter into, or deposit the Stockholder’s Subject Shares into a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of the Stockholder’s Subject Shares; nor

(iv)          commit or agree to take any of the foregoing actions.

Section 3.02.         Waiver of Appraisal and Dissenter’s Rights.  Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Subject Shares.

Section 3.03.         Stop Order.  The Stockholder agrees that it shall authorize and request the Company to notify its transfer agent that, unless the transfer agent receives notice from the Company that such transfer is permitted under Section 3.01(i) of this Agreement, there is a stop transfer order with respect to all of the Stockholder’s Subject Shares.

Section 3.04.         Documentation and Information.  The Stockholder (i) consents to and authorizes the publication and disclosure by TKH and the Company and their affiliates of his or her identity and holding of Subject Shares and the nature of its, his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Merger Agreement, or any other disclosure document in connection with the transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to TKH and the Company any information it may reasonably require for the preparation of any such disclosure documents; provided that, to the extent practicable, the Stockholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure.  The Stockholder agrees to promptly notify TKH and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.05.         Additional Shares.  In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any of the Stockholder’s Subject Shares or (ii) the Stockholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.01 hereof (“Company Voting Stock”), then the terms of this Agreement shall apply to the shares of Company Voting Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were the Stockholder’s Subject Shares hereunder.  The Stockholder hereby agrees, while this Agreement is in effect, to notify TKH of the number of any new shares of Company Voting Stock acquired by the Stockholder, if any, after the date hereof.

Section 3.06.         No Agreement as Director or Officer.  TKH acknowledges and that the Stockholder has entered into this Agreement solely in his or her capacity as the record and/or beneficial owner of the Subject Shares and that the Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

Section 3.07.         Acquisition Proposal.  Subject to the foregoing, until the Merger is consummated or this Agreement is terminated in accordance with its terms, the Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided that any action which is permitted by the Merger Agreement to be taken by the Stockholder in his or her capacity as a director or officer or which is permitted hereby shall not be prohibited by the foregoing.

ARTICLE 4
MISCELLANEOUS

Section 4.01.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to TKH or Merger Subsidiary to:

TKH Group, N.V.
Spinnerstraat 15

PO Box 5

7480 AA Haaksbergen

The Netherlands

Attention: Chief Executive Officer

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attention: Zachary N. Wittenberg

De Brauw Blackstone Westbroek

Postbus 75084

Claude Debussylaan 80

1070 AB Amsterdam

The Netherlands

Telephone: +31 20 577 14 21

Facsimile: +31 20 577 17 75

Attention: Arne Grimme

if to the Stockholder, to him or her at the address specified on Annex I, with a copy to:

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, VA 22182

Telephone : (703) 760-1657

Facsimile: (703) 821-8949

Attention: Thomas France

Section 4.02.         Further Assurances.  The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as TKH may reasonably request to carry out the transactions contemplated by this Agreement.

Section 4.03.         Termination.

(i)            This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

(ii)           In the event of the termination of this Agreement pursuant to this Section 4.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

Section 4.04.         Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 4.05.         Amendments and Waivers.

(i)            Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(ii)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 4.06.         Expenses.  Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.07.         Binding Effect; Intended Third Party Beneficiary; Assignment;

(i)            The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns.

(ii)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 4.08.         Governing Law; Jurisdiction.  This Agreement is for the benefit of and may be enforced by the Stockholder and TKH and its and their respective directors, officers, shareholders, affiliates, employees and agents and be governed by and construed in accordance with Delaware law without regard to conflicts of law principles.  The Stockholder and TKH also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.  The Stockholder and TKH also agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts and that service of any process, summons, notice or document by U.S. registered mail to such party’s address as set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court.  The Stockholder and TKH hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and of the United States of America located in the State of Delaware, and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 4.09.         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10.         Counterparts: Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 4.11.         Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

Section 4.12.         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 4.13.         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that there would not be an adequate remedy at law for money damages in such event.  Accordingly, it is agreed that the parties hereto shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.14.         Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 4.15.         No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TKH GROUP, N.V.

By:
Name:
Title:

STOCKHOLDER:

By:

Signature Page to Voting Agreement

ANNEX I

Record or Beneficial Ownership of the Voting Shares

Stockholder	Shares of Company Voting Stock Directly Beneficially Owned

c/o Optelecom-NKF, Inc. 12920 Cloverleaf Center Drive Germantown, MD 20874